Exhibit 10.1
July 1, 2008
Mr. John J. Giamatteo
c/o RealNetworks, Inc.
2601 Elliott Avenue
Seattle, WA 98121
Dear John,
This letter amends and restates the terms of the letter dated June 24, 2008 related to your promotion to Chief Operating Officer (“COO”) for RealNetworks, Inc. and acts as an addendum to the original offer letter you received on May 24, 2005; all other terms of employment that you previously agreed to will apply.
This promotion has been approved by the Board of Directors, and comes in recognition of the outstanding work you have done at RealNetworks, Inc. since you joined RealNetworks in 2005. Your new annual salary will be increased to $435,000 per annum (subject to normal withholdings). It will take effect upon the receipt of the written formal acceptance of this offer.
As part of this promotion, you will also continue to be eligible for the company’s executive incentive MBO program, allowing you to earn an annual bonus of up to 100% of your base salary, based on the achievement of specific business goals. As such, you are eligible to earn $435,000 upon meeting these MBO business goals, for an annual targeted total compensation of $870,000. The Comp Committee of the Board of Directors has approved, in principle, a modification to your 2009 Executive MBO plan that will allow for a potential maximum payout opportunity of 200%, depending on the achievement of specified performance goals . Please note that your participation will remain in effect only in those quarters during which you are employed as an executive on the first and last day of the quarter.
You will receive two equity awards in connection with your appointment as COO of RealNetworks. Upon your acceptance of the terms of this letter, stock options for the purchase of 375,000 shares of RealNetworks Common Stock will be granted to you having an exercise price equal to the closing price of RealNetworks Common Stock as reported on NASDAQ on the date the options are granted (the “Grant Date”). These options will vest as follows, and as set forth on Exhibit A (assuming continued employment with Real): 75,000 options will vest thirty months after the Grant Date, 75,000 options will vest thirty-six months after the Grant Date, 112,500 options will vest forty-two months after the Grant Date and the remaining 112,500 options will vest forty-eight months after the Grant Date. In addition, 208,333 restricted stock units (“RSUs”) will be granted to you on the Grant Date. The RSUs will vest as follows (assuming continued employment with Real): 33,333 RSUs will vest twelve months after the Grant Date, 50,000 RSUs will vest twenty-four months after the Grant Date, 25,000 RSUs will vest thirty months after the Grant Date, 25,000 RSUs will vest thirty-six months after the Grant Date, 37,500 RSUs will vest forty-two months after the Grant Date and the remaining 37,500 RSUs will vest forty-eight months after the Grant Date. The stock options and RSUs will be granted pursuant to the RealNetworks, Inc. 2005 Stock Incentive Plan, as amended and restated (the “2005 Plan”), and will be subject to all of the terms and conditions of the 2005 Plan and the agreement evidencing each equity award.
Additionally, in the event that Real decides to terminate your employment without cause during the first two years of vesting for these RSU and stock option awards, there will be accelerated vesting applicable to the RSUs and stock options as further described herein. If your employment is terminated without cause during the first twelve months following your promotion to COO (“Year 1”), 4,861 RSUs will become vested for each completed month of employment during Year 1 in lieu of the 33,333 RSUs that would vest on the first anniversary of your promotion. If your employment is terminated without cause during the second twelve month period following your promotion to COO (“Year 2”), 25,000 RSUs will become vested, plus an additional 5,556 RSUs for each completed month of employment during Year 2, in lieu of the 50,000 RSUs that would vest on the second anniversary of your promotion. In addition, if your employment is terminated without cause during Year 1, 6,250 options will become vested for each completed month of employment during Year 1, and if such termination occurs during Year 2, 4,167 options will become vested for each completed month of employment during Year 2 in addition to 75,000 options that would have become vested on the first anniversary of your promotion to COO had such termination of employment occurred on such date. This accelerated vesting will become effective on the date of termination of your employment without cause.
As you are aware, Real currently expects to execute an initial public offering, spin-off or other corporate transaction relating to its games business. You understand and agree that any adjustments — if any adjustments are approved by the RealNetworks Board of Directors — to the stock options described above to reflect any games business transaction will affect only the exercise price of the options. Consequently, the number of Real shares covered by the options will not be increased and the options will not allow you to purchase any shares in the games business. Additionally, you will receive RSU conversion treatment based on the regular approved formula at the time of the games business transaction. However, the maximum conversion formula that will be applied to this RSU grant is fifty percent of the original RSU grant. The foregoing clause is applicable only to the stock option and RSU awards described herein and will not apply to any stock option or RSU awards previously granted to you. The Compensation Committee of Real’s Board of Directors has full discretion to determine any adjustments that may or will made to your equity awards in order to reflect any games business transaction or any other event. Any adjustments to your equity awards to reflect any games business transaction may differ from those made to equity awards granted by Real to other individuals.
In the event that Real terminates your employment without cause, Real will provide you with twelve months notice or pay you your then-current base salary in lieu of notice through any remaining portion of the notice period.
If you are a “specified employee” within the meaning of Section 409A of the Internal Revenue Code (“Section 409A”) at the time you terminate employment (other than due to your death), then any severance benefits payable to you under this offer, if any, and any other severance payments or separation benefits that may be considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”) otherwise due to you on or within the six (6) month period following your termination will accrue during such six (6) month period and instead will be payable in a lump sum payment (less applicable withholding taxes) on the date six (6) months and one (1) day following the date of your termination of employment. All subsequent payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. However, if you die following your termination but prior to the six-month anniversary of your date of termination, then any payments delayed in accordance with this paragraph will be payable in a lump sum (less applicable withholding taxes) to your estate as soon as administratively practicable after the date of your death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit. It is the intent of this offer to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. Real and you agree to work together in good faith to consider amendments to this offer and related documents to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition under Section 409A prior to actual payment to you.
John, please accept our congratulations on your new promotion. We look forward to your continued contributions and future success in your new role.
Sincerely,
/s/ Robert Glaser
Robert Glaser
Chief Executive Officer
RealNetworks, Inc.
I have read and agree to the terms outlined in this promotional letter.
John Giamatteo: /s/ John J. Giamatteo
Date: 7/21/2008

Exhibit A
RSU and Stock Option Vesting:

Months	RSU Vesting	Stock Option Vesting
12	33,333
24	50,000
30	25,000	75,000
36	25,000	75,000
42	37,500	112,500
48	37,500	112,500

Total	208,333	375,000